UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2010

China New Energy Group Company

 (Exact name of Registrant as specified in its charter)

Delaware	001-32691	65-0972647
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 20/F, Center Plaza, No.188 Jie Fang Road
He Ping District, Tianjin, 300042
People's Republic of China

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-22-5829 9778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)
☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act(17CFR240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01         Entry Into a Material Definitive Agreement.

On March 17, 2010, Tianjin Xinhai Public Utilities Development Co., Ltd., a PRC company and our wholly-owned subsidiary (“Seller”), entered into an Equity Transfer Agreement (the “Agreement”), with Hunan Zhongyouzhiyuan Gas Co., Ltd. (the “Purchaser”).

Pursuant to the Agreement, Seller agreed to sell to the Purchaser all of the equity interest of  Yingkou China Energy Gas Development Co., Ltd (“Yingkou China Energy”) for a cash  purchase price of RMB 21,900,000 (approximately $3.2 million  US Dollars).

The purchase price is payable in two installments. The first installment of RMB 10,950,000 of the purchase price is payable within 30 days of the execution of the Agreement.  The second installment of RMB 10,950,000 of the purchase price is payable within 30 days of the completion of the registration of transfer.

In addition, if the Purchaser fails to make any payments of the purchase price when due it is required to Seller an overdue penalty of 1.5% per day of the amount payable.

The registration of the transfer of the equity is required to be complete within 60 days of the date of the Agreement.

The Agreement also contains representations and warranties by each party customary for transactions of this nature the breach of which gives the non breaching party the right to sue for damages.  In the event that the Agreement is wrongfully terminated by either party the terminating party shall pay the non-terminating party a penalty equal to 2% of the purchase price.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2010

CHINA NEW ENERGY GROUP COMPANY (Registrant)

By:	/s/ Yangkan Chong
Yangkan Chong
Chief Executive Officer